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                                                                      EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Insurance Auto Auctions, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-117076) on Form S-8 of Insurance Auto Auctions, Inc. and subsidiaries of our report dated March 11, 2005, relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 26, 2004 and December 28, 2003 and the related consolidated income statements, statements of shareholders' equity, and cash flows for each of the years in the three-year period ended December 26, 2004, which report appears in the December 26, 2004 fiscal annual report on Form 10-K of Insurance Auto Auctions, Inc.

/s/ KPMG LLP
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Chicago, Illinois
March 11, 2005